Syntroleum Corporation
Investor Relations Conference Call
August 7, 2013

Operator: Good day and welcome to the Syntroleum Second Quarter 2013 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the start key, followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Karen Power. Please go ahead.

Karen Power: Thank you for joining us today. Remarks for today’s call will be presented by Karen Power, Senior Vice President and Principal Financial Officer, Syntroleum’s President and Chief Executive Officer, Gary Roth, and Ron Stinebaugh, Senior Vice President of Finance.

Before we begin our remarks, I would like to remind everyone that during this call we will make certain forward looking statements, as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could, should or suggest are intended to identify forward looking statements. Although Syntroleum believes that expectations reflected in these forward looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward looking statements. You are encouraged to refer to our SEC filings, including our most recent Annual Report on Form 10-K, for a full disclosure of these risks and uncertainties.

We thank our shareholders for submitting questions. As we did on our last conference call, we have prepared responses to many of your questions, after which we will open the call up for additional questions.

For the six months ended June 30, 2013, the Company reported operating losses of 3.7 million, resulting from total revenues of 1.3 million and operating expenses of 5 million. Revenues relate to engineering services for process design and research support. For the six months ended March 31, 2013, we reported earnings from Dynamic Fuels of 5.2 million. This compares to a loss of 3 million for the six months ended March 31, 2012. During the six months ended March 31, 2013, the Geismar plant recognized revenue of 26.7 million from the reinstatement of the tax credits for the production of renewable diesel and qualified alternative fuels, resulting in net income of 9.9 million.

We report Dynamic Fuels on a three month lag and the income reflected in our income statement from Dynamic Fuels represents the income incurred for the sixth month period ending March 31, 2013. Our 10-Q filing includes Dynamic Fuels’ financials for this time period.

For the six months ended June 30, 2013, we reported income from discontinued operations of 6.4 million related to the sale of our pilot plant. Syntroleum’s net loss was 1.3 million or $0.13 per share for the three months ended June 30, 2013, and net income was 9.7 million or $0.98 per share for the six months ended June 30, 2013. This compares to net income of 6.9 million or $0.71 per share, and 5 million or $0.51 per share for the respective corresponding periods in 2012. As of June 30, 2013, Syntroleum’s cash balance was 19.7 million.

I will now turn the call over to Gary Roth.

Gary Roth: Thanks, Karen. Before I discuss a few highlights from the quarter, I’d like to briefly comment on our July 17th announcement that our Board of Directors is evaluating strategic alternatives for the Company. This action was prompted by receipt of unsolicited offers from credible third parties with respect to a potential sale of the Company, its assets, its intellectual property or a combination thereof, which the Board felt must be dealt with formally. Piper Jaffray is currently assisting the Company with respect to evaluating these alternatives, and is actively running a broad strategic process. The decision to undertake this review reflects our ongoing commitment to enhancing shareholder value, and was made after careful and deliberate consideration by the Board.

Syntroleum’s technology is weighted to the production of drop-in synthetic fuels, specifically the production of second generation renewable products, and the conversion of natural gas to synthetic diesel, kerosene, and naphtha via our Gas-to-Liquids or GTL process. Margins in both the renewable fuels and GTL business segments are at high levels. The long-run economics of GTL have been significantly enhanced as a result of the expansion of the North American natural gas industry. It’s important to note that no decision has been made to engage in a transaction, and there can be no assurance that any transaction will result from the process, nor has the Board set a definitive timetable for completion of this process. We are going to take the time necessary to maximize value for our shareholders. That is the primary focus.

We understand and appreciate that there’s a lot of interest in the process, and we are committed to communicating as openly and as transparently as possible. However, as with any company involved in a strategic process, there are non-disclosure agreements involved, and we are restricted from providing more specific information at this time. We assure you that once our Board has approved a definitive agreement related to a transaction or otherwise deemed disclosure appropriate, we will promptly communicate with shareholders. You should know that our primary objective in this process is to enhance shareholder value. We’ve taken steps over the last several months to improve our communication with investors, all with an eye towards driving continued value creation, and we remain committed to maintaining an open dialogue and communicating as clearly and as transparently as possible.

Switching gears now to the Dynamic Fuel plant in Geismar, Louisiana. The Dynamic Fuels plant in Geismar is in standby mode ready for operation. On February 25th, 2013, the Dynamic Fuels’ Management Committee unanimously approved 7.3 million for the procurement and installation of a new hydroisomerization catalyst in the plant. The new catalyst was at the plant June 25th, and installation was completed on June 28th. Prior to loading the new catalyst, the hydroisomerization reactor was inspected on March 11th and met design specifications.

With respect to restart, the Dynamic Fuels’ Management Committee has not determined a restart date. The Dynamic Fuels’ LLC agreement requires unanimous approval by the Management Committee with respect to all major decisions. Factors which the Management Committee may consider with respect to the restarting the facility include feedstock selection, procurement and transportation, fuel off-take, RIN (ph) management, the timing of working capital and capital investments, our strategic process, risk management and plant operations. We are not able to estimate a restart date at this time.

The fundamental economics of our renewable fuels business are currently very robust. With the new catalyst in place and our weighted average net cash, the margins are now over a dollar a gallon. Over the course of the year, D4 RIN prices have risen 65%, from an average of $0.63 for the first quarter to $1.05 currently. Non-soy feedstocks have remained relatively flat since the beginning of the year. Soybean oil on the other hand has fallen 16%, from $0.52 per pound on average for the first quarter, to $0.44 per pound currently.

Demand for biomass based diesel is being supported by concerns related to the ethanol blend wall. Remember, our D4 RINs are nested and can be used for the ethanol and advanced biofuels categories, as well as the biomass based diesel category. Yesterday, EPA finalized the 2013 mandate, leaving the renewable fuel and advanced biofuel obligations unchanged, citing more than adequate volumes to meet the mandates.

Looking forward to 2014, EPA indicated that it will likely adjust the mandates, but that in doing so, it will take into account expected renewable fuel supply from all sources.

Today’s strong industry status contrasts sharply with the situation we faced at the end of 2012 and in the first quarter of 2013. Given our financial resources, coupled with the risks we identified to you on our March 18th conference call, our preference was to defer restart until resolution of these risks. These risk factors have since been favorably resolved. To recap, there was uncertainty related to renewal of the dollar per gallon tax credit, which was resolved on January 3rd, 2013, uncertainty related to mechanism and timing of the 2012 tax collection, and poor economics at the end of 2012 and early 2013.

On June 9th, 2013, we signed an MOU with a U.S.-based oil and gas company to evaluate the feasibility of constructing a 4,000 to 5,000 barrel per day GTL plant integrated into natural gas field. The two companies have developed a detailed feasibility study, time and responsibility schedule, budget, have held several meetings, and have begun evaluating sites tied to gas reserves. We have over 280 identified tasks and topics in the business plan to complete. Our technical and commercial team consists of 10 full and part-time professionals. Critical items that we want to identify in the early stages include identifying the technology provider for the production of synthesis gas, and the site selection that established the method of project execution, specifically as related to logistics of construction and delivery of natural gas.

Our expectation remains this is a nine to 12 month process. The Project Team is currently evaluating major syngas providers, and has identified nine potential sites in three different states. We believe we can carve out a niche building small GTL plants integrated to gas fields in dry gas basins across North America. We are targeting dry gas production, which does not have condensate or natural gas liquids, because our technology adds the greatest incremental value and diversification in these instances.

Currently, Henry Hub gas price is approximately $3.36 per thousand cubic feet. In an integrated project, the cost of gas is the drilling cost plus the operating cost, which is approximately $2.00 per thousand cubic feet. GTL cash margins at current diesel prices are approximately $1.30 per gallon for purchased natural gas, and $1.50 per gallon on self-developed natural gas. By comparison, the current Geismar cash margin is a loss of $1.35 per gallon before $2.55 per gallon from RINs and the dollar subsidy. Therefore, GTL margins are comparable to or higher than those at Geismar plant today without regulatory support.

We continue to make progress with our phase change material or PCM commercialization effort. We have a long-term strategy to supply our PCM products to the large and high growth building climate control market. We believe PCM thermal energy storage technology represents the next step change in lowering energy consumption in buildings and certain military applications. We are pursuing grants in this area for which there is technical and commercial support.

We are also developing temperature-regulated clothing, which has a lower barrier of entry. As part of our work in this area, we have prepared prototypes of PCM hat inserts, which have shown to reduce heat gain 10 to 15 degrees Fahrenheit. We think there’s a tremendous demand potential for this product in the sports, construction, and leisure market.

Our PCM technology is protected by a strong PCM composition patent issued by the U.S. PTO on July 31, 2012. That patent number is 8231804. We have also filed patent applications to protect the low cost manufacturing process we have developed for making PCM pellets and other PCM articles.

Let me review the key points of our prepared comments today. We have ample cash on hand to support our business. The strategic alternative process is in progress, being managed by Piper Jaffray. The economics of both our renewable diesel and GTL business lines are very robust. Our GTL feasibility study with our MOU partner has commenced, with nine sites in three different states under consideration. And lastly, we continue to make progress in our PCM commercialization efforts.

Thank you for your attendance today. I will now turn the call over to Ron Stinebaugh to give our responses to 22 shareholder questions received prior to the call today.

Ron Stinebaugh: Thanks, Gary. The first question. Can you provide us with more information on the strategic alternatives process? As with any company involved in a review of strategic alternatives, there are non-disclosure agreements involved, which allows open communication between the parties, therefore, we are restricted from providing more specific information at this time. We assure you that as soon as our Board has approved a definitive agreement related to a transaction, or otherwise deems disclosure appropriate, we will promptly communicate with shareholders. We understand shareholder desire to be as informed as possible. We remain committed to communicating with our investors as clearly and as transparently as possible. Above all, please know that your Board and management team are focused on enhancing value for all Syntroleum shareholders.

Question number two. Why did the Board decide on the strategic process at this time? Our action was prompted by the receipt of unsolicited offers from third parties. Our businesses are uniquely positioned to benefit from two recent trends; high prices for biofuel credits resulting in strong margins for renewable fuels, and the long-run economics of gas (“to”) liquids as a result of the revitalization of the North American natural gas industry. Given the favorable commercial environment, the Company believes that now is an appropriate time to broadly review its strategic alternatives with respect to its renewable and GTL intellectual property, and its ownership and licensing interests in Dynamic Fuels, with the goal of enhancing shareholder value.

Question number three. What does it mean to explore strategic alternatives? This means the Board is considering a wide range of potential business options. The exploration of strategic alternatives is consistent with the Board’s primary duty to oversee the creation of value for shareholders. Piper Jaffray has been retained, and is currently assisting the Company with respect to evaluating these alternatives. It’s important to note there can be no insurances as to whether any particular strategic alternative for the Company will be recommended by the Board or undertaken, or if so, upon what terms and conditions.

What are the names—question number four. What are the names of the companies that offered for Syntroleum? We are in discussions with companies or individuals related to our technologies and other proprietary information. Both parties are served by entering into a non-disclosure agreement to allow for open exchange of technical and commercial information. Given these agreements, we are restricted from providing specific information at this time. While we appreciate your desire for more information, as previously communicated, we simply cannot disclose developments with respect to the progress of the strategic alternatives process until such time as our Board has approved a definitive agreement related to a transaction, or otherwise deems disclosure appropriate.

Question number five. How long do you expect the process to take, and when can we expect to hear something further? While we can’t say exactly how long the evaluation may take, the Board is committed to moving ahead as quickly or prudently as possible. We assure you that as soon as our Board has approved a definitive agreement related to a transaction or otherwise deems disclosure appropriate, we will promptly communicate with shareholders. We understand shareholders’ desire to be as informed as possible, and we remain committed to communicating with our investors as clearly and as transparently as possible.

Number six. At what price would the Board agree to a sale of the Company? As one might expect, we cannot comment on that. That said, the Board is well aware of its fiduciary duties to shareholders, and, with the assistance of its independent financial and legal advisors, will consider all opportunities to enhance shareholder value.

Question number seven. Have you heard from any shareholders? We appreciate the input from our shareholders, and the questions presented today include questions asked by our shareholders.

Question number eight. Who is likely to buy/invest in Syntroleum? Are you talking to both strategic and financial bidders? Interest could come from a broad range of groups, including product end users, private equity, trading houses, technology-centric firms, obligated parties such as refiners or importers, green energy companies, natural gas providers, natural gas processers and technology licensors.

Question number nine. How do you think about the Company on a sum of the parts basis? How do you value your detailed technology and how do you value your DF JV? We view the Company as a provider of synthetic hydrocarbons. We have two lines of business, renewable and GTL synthetic hydrocarbons. However, these businesses have common technology as the hydroprocessing technology we use in our Bio-Synfining Process is closely linked to the technology we use for processing Fischer-Tropsch liquids made in our Gas-to-Liquids process. Also, there is commonality among the products, which are both linear paraffins making high quality diesel and specialty chemicals. We would expect different parties to look at these technologies in different ways. Some may see a common technology strategy and others may see independent technologies. Some see assets and some see intellectual property.

Question number 10. Does the fact that the plant is not operating negatively impact your strategic alternatives process? We do not believe this has been the case to date. As a reminder, our decision to evaluate strategic alternatives was prompted by the receipt of unsolicited offers from third parties.

Question number 11. Will the shareholders get to vote on a sale transaction? It would be inappropriate to speculate on whether Syntroleum will enter into a sale transaction, and, if it does, how any such transaction might be structured. That said, should the Board decide to enter into a change of control transaction, or a sale of substantially all of its assets, shareholder approval would be required.

Question number 12. Will shareholders have a chance to address the Board and management on the transaction if a shareholder meeting is held? Syntroleum will be holding its shareholder meetings via webcast starting this year. The entire meeting will be online, so all shareholders can sign into the meeting, see the presentation and present their questions in real time. All you will need is your assigned control number to sign into the meeting.

Question number 13. What is the timeline for shareholder approval? If, in the event the Board ultimately determines that a transaction requiring shareholder approval is in the best interest of the Company and the shareholders, we estimate that once an agreement is reached, it will take approximately 100 calendar days for us to prepare and the SEC to review our proxy material, for us to mail the proxy materials to shareholders, and to hold the meeting.

Question number 14. What is the criterion for shareholder approval? Fifty one percent approval of outstanding shares.

Question number 15. Is the new catalyst installed? Both the plant and the catalyst are ready for operations. On February 25th, 2013, the Dynamic Fuels Management Committee approved 7.3 million for the procurement and installation of new hydroisomerization catalysts at the Geismar facility. The new catalyst was delivered to Dynamic Fuels on June 25th, and installation was completed on June 28th. Prior to loading the new catalyst, the hydroisomerization reactor was inspected on March 11th and met design specifications. While the plant is ready for commercial operation, the Dynamic Fuels Management Committee has not determined a restart date.

Question number 16. Why have RIN prices risen so high? Do you expect them to remain at these high levels? We caveat our answer that this is a very complex question, but in general, we believe it is primarily as a result of concerns over the ethanol blend wall. The ethanol blend wall is a physical environment where nearly all fuel ethanol is sold as E10, which results in saturation of the E10 market, which creates a barrier to accommodating additional ethanol supply anticipated by the RFS2 legislation. As a result of the ethanol blend wall, there is either a real or perceived shortage of D6 ethanol RINs. D4 biomass based diesel RINs can be used by obligated parties to meet D6 ethanol RIN obligations, and as a result, the price of all RINs have risen. Our expectation is that RIN prices will remain volatile pending resolution of the ethanol blend wall issue.

Question number 17. What changes do you think EPA or Congress will make to RFS2? We believe EPA will likely make changes to the 2014 RFS2 mandate gallons to reflect expectations of gasoline consumption in the near-term and the associated blend wall. How all this will eventually materialize in exact values and timing is unknown, but we think we are advantaged because renewable diesel is a drop-in fuel with no blend limits, and the diesel fuel is not facing the blend wall issue that the gasoline pool is facing.

Question number 18. Has the full tax refund been received? Let me review the status of the tax payments. Syntroleum payments received were $8,986,000 on April 12th, 2013. Syntroleum payment outstanding of $697,000 for the naphtha mixture credit, the tax return was received by the IRS on June 18th, 2013. Dynamic Fuels’ payments received of $3,615,969 on June 5th, 2013. Dynamic Fuels’ payments outstanding are $3,091,000 for diesel under audit expected to take place during August, and $582,000 for naphtha, again under audit, expected to take place during August.

Question number 19. What have feedstock prices done over the last three months? All of the tallows and choice white greases have remained relatively flat in the $0.40 to $0.44 per pound range, as has corn oil, yellow grease and poultry fat in the $0.36 to $0.38 per pound range. On the other hand, soybean oil on the Gulf Coast is down 16%, from $0.52 per pound to $0.44 per pound. As a result, the non-soy feedstocks have become relatively more expansive on a percentage of soy basis; a metric many use to follow feedstock price relationships.

What is the status of the solvent recycle pump? Question number 20. The pump is on schedule for delivery in October.

Question number 21. What is the biomass based diesel production to date, expected full year, and to quota? Production through the first six months of the year was about 700 million gallons. We would anticipate production in the 1.4 to 1.6 billion gallon range for the full year. This quota—the quota this year was finally established by EPA yesterday at 1.28 billion gallons. The 2014 quotas have not been set.

Question number 22. Who is your GTL MOU partner? Our GTL MOU partner controls enough gas to build multiple GTL plants. They have embraced the concept of raising the value of natural gas by converting it to fungible fuels, and are investing considerable resources alongside ours to contribute to the 280 tasks identified in our joint business plan and feasibility study.

That concludes our prepared responses. We will now open up the call to questions.

Operator: We will now begin this audio question and answer session. To ask a question, you may press star, then one on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

The first question comes from Luis Novarro (ph), a private investor. Please go ahead.

Luis Novarro: Good afternoon. Thank you for the additional info. Earlier, Mr. Roth, you mentioned that GTL economics surpassed those of GTL now. And moving forward, if anything develops from this MOU GTL study or any alternative GTL development, will any government subsidies be needed to build, develop, and produce GTL fuels?

Gary Roth: The answer is we don’t think so. Margins are strong enough today to support the economic development of the plant, whether it’s on Henry Hub produced gas or it’s on equity-owned gas by the project.

Luis Novarro: Thank you.

Operator: The next question comes from Jorge Pelaez (ph) of Boenning & Scattergood.

Jorge Pelaez: Good afternoon. Question is focused on Dynamic Fuels and the requisite, you know, unanimous approval from the Board regarding the startup. Can you walk us through when the next meeting will take place? And the last conference call they expected startup was supposed to be at the end of July, and if you can give us some insight as to the particular reason why it hasn’t started in July and the next board meeting? Thank you.

Gary Roth: The Board—the Management Committee can meet at any time following, of course, the guidelines under the LLC agreement and the timing associated with that. As we said earlier in our call, there are a number of things that have to get approved, and they all have to be approved unanimously by the Management Committee. The Management Committee continues to work through those issues. Those factors include such things as the feedstock selection, procurement transportation, offtake agreements, RIN, capital—working capital and capital investments, and the parties just continue to work through those issues to come to a unanimous agreement on the restart. Unfortunately, at this time we’re not able to give you the date when that will occur.

Operator: The next question comes from Robert Wagner, Robert Wagner, CFA. Please go ahead.

Robert Wagner: Hey, thanks for taking my call. Very good conference call today. Looking forward with the RFS2, it looks like they’re going to be focusing on cellulosic diesel and cellulosic fuels. Is there a way to modify your plant to make cellulosic diesel, or have you considered that?

Gary Roth: There is a way. Cellulosic would be the, for example, for our technology, Syntroleum, would be the gasification of a feedstock. That could be switchgrass, corn stover or corn stocks, there’s a number of those, woody pulp. The gasification would then go through our Fischer-Tropsch process. In the Fischer-Tropsch process we would create Fischer-Tropsch wax. And then the processes we use at Geismar are hydrodeoxygenation and our hydroisomerization processes are the same for Fischer-Tropsch wax as they are for our renewable fuels technology. So there could be a conversion or supplement at Geismar to achieve cellulosic status for the fuels.

Robert Wagner: Have you considered doing that or is that in the future plans, or...?

Gary Roth: We have considered it. We’ve looked at gasification sections. When we’ve looked at feedstock contracts, we’ve been unable to make the economics work. But as you do point out, EPA and the industry has had discussions around two items. One is enhanced economics for cellulosic material, and, two, even more enhanced for cellulosic and drop-in. So we are actively listening to that debate, because that applies right where we are, which would be a cellulosic material that is a drop-in fuel.

Robert Wagner: And last question. Just from what I’ve been observing, there seems to be some kind of tension or holdup in the Board deciding on startup. Now, the margins for your firm, I’ve never seen better for restarting the plant. And, you know, the investors have to ask, if not now, when, because the margin’s probably, you know, it’s going to be hard to make a scenario where you’re going to get higher margins. Could you go into a little bit more detail as far as what—who’s—are you allowed to get into who is holding this up, which party, or would you prefer to avoid that?

Gary Roth: Well, I think we wouldn’t characterize it as anyone holding up. We would characterize it as there’s a number of things that we have to agree on, and this is an extremely complex market. You know, the ethanol range was as high as a $1.40, and when I looked at the screen this morning they were in $0.70. So it is an extremely complex market, and it’s very difficult to make assessments of risk related to capital feedstock procurement long-term planning when you’re in this type of market. So all parties are being professional, it’s just taking a longer period of time to resolve these outstanding issues than we had hoped for.

Robert Wagner: Okay, so we shouldn’t take this holdup as being anything kind of conflict between the two parties. Everything’s—like those parties are committed to the plant going forward, they’re just working out the details?

Gary Roth: Well, we can’t speak for Tyson. We are definitely committed to the plant, our technology and our processes, and we just have to finish working through it on a unanimous basis. That’s the way the agreements are structured.

Robert Wagner:	Thanks for taking my call.
Gary Roth:	Thank you.

Operator: Again, if you have a question, please press star, then one on a touch-tone phone.

The next question comes from Ezra Bernz, a private investor. Please go ahead.

Ezra Bernz: Thanks for taking my call, guys. Three questions, one on each different subjects. The first one we’re talking about Dynamic Fuels waiting to start-up. When this starts up, are you guys going to be at 100% production? First question.

Gary Roth: When it starts up, the plant is fully operational, ready-to-go. We would anticipate it would be at 100% production.

Ezra Bernz: Okay, so no saw tooth up and down problems? You feel that the six and eight months that the plant’s has been down, it’s now—all these bugs have been fixed and it’s ready to roll?

Gary Roth: As we said in our conference call questions, the solvent recycle pump would be due in October. If you remember back to our former calls, three centrifuges have been installed. So are we saying it’s going to be absolutely perfect? The answer is we can’t, but we do have that solvent recycle pump with an October expected delivery.

Ezra Bernz: Okay. The second one has to do with PCM. You seem to have gotten through Oak Ridge National Labs. I’m not sure if it was the UL (ph) and everything passed with that. What do you see a timeline for full commercialization for all these different applications, and what do you feel that the profit margin could be by just simply making the product you make and then making it in a form—in these repeated (ph) forms?

Gary Roth: Okay. We’ll look at two things. The commercial building market material is longer-term; it’s three to five years. There are some very discrete military applications we’re looking at that would be a lesser period of time as the military applications tend to get promoted and move through fairly quickly. But we would expect that phase to be three to five years.

On our leisure products, once again, we prototyped more than one item. One of them we think is fairly successful. It’s a hat insert. We think it’s applicable in hot weather, a ball player for example. You know, 100 degrees out in the sun, if you can reduced his cap temperature 20 degrees, it’s pretty significant. That is less periods of time. We would expect that 12 to 18 months. On profit margins, if I tell you what it is today that’ll be the absolute cap, because the buyer will give me that number back, but we find the economics very attractive.

Ezra Bernz: Okay. The third thing is the MOU for the GTL project. What would you say that’s your, how do I say this, would it be a 50-50 split or would someone be—would the gas supplier be taking a large percentage of the cost and the overhead, and then it’s just for you it’s just the—it’s having the GTL technology and that you’d make royalties?

Gary Roth: Well, I think it’s premature for us to define a structure of ownership into the plant. What we can say is that we’re all working to an end goal. One of the biggest risks has always been the spread between natural gas and oil, and by owning the reserves in the joint venture, you remove a lot of that risk. So we’ll keep you informed as we go along, but we’ve got a great start going on project, margins are great, and we really love that business.

Ezra Bernz: Do you feel that if you needed money would you be able to get federal grants or some sort of money instead of releasing more shares from the shelf that you have?

Gary Roth: Well, again, I think it’s premature for us to speculate on how we would finance the business; would we be an equity partner in the business? All those have to be determined as a result of finishing up our business plan.

Ezra Bernz: Thank you very much. You’ve been very informative and have a great day.

Gary Roth: Thank you.

Operator: Again, if you have a question, please press star, then one on a touch-tone phone. This concludes our question-and-answer session. I would like to turn the conference back over to Karen Power for any closing remarks.

Karen Power: On behalf of our directors and employees, we’d like to thank you all today for your interest in Syntroleum and participating in the call. Have a great afternoon. Thank you.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.